Exhibit 3.5

No.:W2021-[X]	1055 West Georgia Street, 1500 Royal Centre, Vancouver, BC V6E 4N7 Continued under the Business Corporations Act (British Columbia)

WARRANT CERTIFICATE

THIS CERTIFICATE ATTESTS THAT	[NAME OF HOLDER]

Is the registered holder of		[NUMBER] WARRANTS

THIS CERTIFICATE ATTESTS THAT the registered holder of this Warrant Certificate has the right to purchase, at any time, until 5:00 p.m. (Toronto time) on that date which is three (3) years following the Corporation’s initial public offering of its common shares on Nasdaq, the number of common shares (the “Common Shares”) as fully paid and non-assessable in the capital of Modern Mining Technology Corp. (hereinafter the “Corporation”), pursuant to the number of hereinabove warrants granted, subject to the terms and conditions contained herein, at an exercise price of Cdn.$0.25. Unless permitted under applicable securities legislation, the holder of this Warrant Certificate and the Common Shares issued following the exercise of any warrants underlying this Warrant Certificate must not trade such securities before the date that is 4 months and a day after the later (i) July 28, 2021 and (ii) the date the Corporation becomes a reporting issuer in any province or territory.

IN WITNESS WHEREOF THE Corporation caused this Warrant Certificate to be signed by of its duly authorized officer as of the 30th day of August, 2021.

MODERN MINING TECHNOLOGY CORP.

By: ___________________________

Name: Thomas A. Fenton

Title: Corporate Secretary

EXERCISE FORM (COMPLETE THIS FORM ONLY IF YOU ARE EXERCISING WARRANTS FOR COMMON SHARES)
TO: MODERN MINING TECHNOLOGY CORP. (the “Corporation”)

The undersigned holder hereby exercises its right to purchase Common Shares and hereby subscribes for _____________ Common Shares in the capital of the Corporation at an exercise price equal to Cdn$0.25 per Common Share pursuant to the terms and conditions of this Warrant Certificate and hereby delivers the total payment of the exercise price for the number of subscribed Common Shares.

Number of Common Shares:	Total exercise price: $

DATED this _____day of _______________, 20____

Complete name of the subscriber	Signature of the subscriber

Subscriber’s complete address

TERMS AND CONDITIONS

1. Exercise of warrant; partial exercise. The preferred share purchase warrants of the Corporation may only be exercised by the registered holder thereof within the time stipulated on the front of this Warrant Certificate by:

(a)	signing and filling out the exercise form on the front of this Warrant Certificate ; and

(b)	delivering this Warrant Certificate to the Secretary of the Corporation, at the head office at 1055 West Georgia Street, 1500 Royal Centre, Vancouver, BC, V6E 4N7, accompanied by a wire transfer in the name of the Corporation, in Canadian dollars, for the applicable exercise price for the subscribed Common Shares.

Upon delivery and payment as mentioned above, the registered holder, shall be deemed, for all purposes, the registered holder of the number of Common Shares of the Corporation that must be issued to such holder: (i) shall have the right to receive one or more share certificates (or DRS advices) representing these Common Shares; and (ii) the Corporation shall cause the share certificate(s) (or DRS advices) to be mailed to the registered holder at the address indicated in the exercise form within ten days of the delivery and of the payment. The registered holder of the Warrant Certificate may subscribe or purchase any number of whole Common Shares lower than the number of Common Shares that it may purchase pursuant to the terms of this Warrant Certificate; in that case, it has the right to receive a new certificate for the remainder of the warrants that were not exercised at the time of this exercise and purchase. The possession of this Warrant Certificate shall not make its holder a shareholder of the Corporation and shall not grant any right or interest with regards to this Warrant Certificate, except as expressly provided herein.

2. Transfer Prohibited. This Warrant Certificate is non-assignable and non-transferable by the holder, without the prior written approval of the Corporation.

The holder of this Warrant Certificate may, at any time before its expiration date and upon delivery of this Warrant Certificate to the Corporation’s Secretary at its head office, exchange this Warrant Certificate for certificates of any other denomination, attesting the same total number of warrants as those attested in this Warrant Certificate.

3. Replacement of certificates. Upon receipt of reasonably satisfactory evidence for the Corporation of the loss, theft, destruction or mutilation of this Warrant Certificate and, in case of such loss, theft or destruction, upon receipt of an indemnification agreement in a form and amount reasonably satisfactory to the Corporation or, in case of such mutilation, upon delivery and cancellation of this Warrant Certificate, the Corporation, at its expense, shall execute and deliver a new replacement certificate of the same content and denomination.

4. Adjustment of the exercise price and the shares that may be issued at the time of the exercise. At any time after the date hereof, if the Corporation splits or consolidates its issued Common Shares, the exercise price and the number of Common Shares that may be purchased under this Warrant Certificate for every warrant shall be adjusted accordingly.

In the event of a reclassification or modification of the Common Shares which have been issued (other than a split or consolidation) after the date hereof, or in the event of a consolidation or a merger of the Corporation with another corporation (other than a merger with a subsidiary resulting in the continuation of the Corporation following such merger and does not cause a reclassification or modification of the issued Common Shares) after the date hereof, or in the event of a sale or transfer to another corporation, after the date hereof, of all or substantially all of the Corporation’s assets, the holder of this Warrant Certificate shall thus have the right to purchase and receive, instead of the Common Shares which it had the right to purchase and receive immediately before exercising this Warrant Certificate, the type and the number of shares, other securities and property likely to be received following such reclassification, modification, consolidation, merger, sale or transfer, that the holder of a number of Common Shares equal to the number of Common Shares that may be purchased and received immediately before exercising this warrant and would have received following such reclassification, modification, consolidation, merger, sale or transfer. The provisions of this Section 4 apply to successive consolidations, mergers, sales or transfers.

The Corporation shall not be obliged to issue fractions of Common Shares in order to satisfy its obligations herein. In lieu of any fractional entitlement the number of Common Shares issuable to the holder shall be rounded down to the next whole number of Common Shares.

In the event that at any time after the date hereof the Corporation distributes shares of any category of the Corporation or the Corporation’s property to the holders of Common Shares (except a share dividend instead of a cash dividend paid in the normal course of business), the registered holder of this Warrant Certificate shall have the right, after the warrants are exercised, to receive, with the Common Shares resulting from the exercise of the warrants without additional payment, the number of shares or property that the registered holder would have received if it would have been the owner of the Common Shares resulting from the exercise at the moment of the distribution of shares or property.

5. Expiration. No holder of this Warrant Certificate shall have the right, pursuant to this Warrant Certificate, to purchase Common Shares of the Corporation after 5:00 p.m. (Toronto time) on that date that is three (3) years following the closing of the Corporation’s initial public offering on its Common Shares on Nasdaq at the Corporation’s head office where this Warrant Certificate is to be delivered in order to be exercised (herein designated as the “expiration date”). After the expiration date of this Warrant Certificate, all warrants under this Warrant Certificate which were not yet exercised shall expire and this Warrant Certificate shall be null and void.

6. Creation of warrants and reservation of shares. The Corporation agrees and declares that it is duly authorized to create and issue this Warrant Certificate and that this Warrant Certificate, when signed as provided herein, will be valid and enforceable against the Corporation in accordance with the provisions of this Warrant Certificate and that, subject to the provisions herein, the Corporation shall issue or cause to be issued the Common Shares purchased from time to time as provided herein; moreover, the Corporation agrees and declares that at any time while this Warrant Certificate is in circulation, it will reserve and will keep within its share capital a sufficient number of non-issued Common Shares in order to satisfy the purchase rights herein. All Common Shares that shall be issued at the time this warrant is exercised shall be deemed fully paid and non-assessable upon payment for the Common Shares, as provided herein, of the applicable amount to which the Common Shares may be purchased in accordance of the provision hereof.

7. Claims. Subject to the following provisions, all of the rights conferred to the registered holder of this Warrant Certificate may be exercised by the holder hereof via suitable legal procedures. No claims under the terms of an obligation, agreement or undertaking contained herein may be exercised against a shareholder, an officer or a director of the Corporation whether directly or through the Corporation, being expressly agreed and declared that the obligations under the terms of this Warrant Certificate are only corporate obligations and that no personal liability whatsoever will bind or will be incurred by the shareholders, the officers or the directors of the Corporation nor either of them in this respect; as a condition and in consideration of the execution and issuance of this Warrant Certificate, any right and claim against each of its shareholders, officers or directors are hereby expressly waived.

8. Use of terms. Unless otherwise required by the subject or the context, the words hereto, hereby, herein, hereof, under or pursuant and other similar expressions refer to this Warrant Certificate in general and not to a section, paragraph or any other particular part of this Warrant Certificate, the word holder designates the registered holder at the issuance of this Warrant Certificate; the singular includes the plural and vice versa, any reference to gender includes both the masculine and the feminine and words referring to persons include corporations, companies and vice versa.

9. Statutory holidays. If the date to take any action pursuant to this Warrant Certificate is a Saturday, a Sunday or a statutory holiday, the action shall be taken the first business day following said day and shall have the same effect as if it had been taken on the appropriate date on which it was to be taken.

10. Notices. All notices issued by the Corporation to the holder of this Warrant Certificate shall be via first class pre-paid postage at the registered address of the holder and shall be deemed to have been given on the date of postage.

11. Governing law. This Warrant Certificate herein attested are governed in all respects by the laws of the Province of British Columbia and shall be treated as contracts entered into and entirely executed in the Province of Ontario.

12. Execution. This certificate may be executed in one or more counterparts, each of which may be delivered by facsimile, by email in PDF, or other legally permissible electronic signature, and each of which will be deemed an original, and all of which together will be deemed to be one and the same document.

13. Time of the essence. Time is of the essence in the performance of all obligations contained herein.

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